SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[ ] Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2).
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[X] Soliciting material under Rule 14a-12.

                               C-PHONE CORPORATION
   -----------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                        SEEDLING TECHNOLOGIES CORPORATION
                                DOUGLAS B. SPINK
   -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         _________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
         _________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         _________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:
         _________________________________________________________________
     (5) Total fee paid:
         _________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:______________________________________________
     (2) Form, Schedule or Registration Statement No.:________________________
     (3) Filing Party:________________________________________________________
     (4) Date Filed:__________________________________________________________

                                    Filed by
                      SEEDLING TECHNOLOGIES CORPORATION AND
                                DOUGLAS B. SPINK
         Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

                      Subject Company: C-Phone Corporation
                          Commission File No. 000-24426

FOR IMMEDIATE RELEASE

Contact:
Mr. Douglas B. Spink
Seedling Technologies Corporation
519 SW Third Avenue, Suite 805
Portland, OR 97204
Phone: (800) 893-8894
Facsimile: (800) 893-8895
Email:  doug@seedling.net
----------------------------

Seedling Technologies Corporation Releases Letter to Shareholders of C-Phone Corporation.

         Portland, OR/August 2, 2001 - Seedling Technologies Corporation Chairman and CEO Douglas Spink announced today that Seedling has released a formal position statement on the proposals being presented to shareholders of C-Phone Corporation (OTCBB: CFON) at its upcoming special meeting. A copy of the letter was filed today with the Securities and Exchange Commission on Schedule 14A and can be viewed on the SEC's website at www.sec.gov.

         In connection with the mailing of the shareholder letter, Mr. Spink stated "I believe that ever since C-PHONE went public in 1994, its Board and its successive management groups have done an unsatisfactory job in growing and even maintaining value on behalf of shareholders. Furthermore, since management finally admitted in late 2000 that its historical business model and product offerings would never reach profitability, they have made no credible attempt to successfully re-deploy available resources into other more compelling business segments. Instead, they have chosen an ill-suited path of corporate termination for reasons that I cannot understand. Despite all of this, I also believe there still exist great possibilities to build real shareholder value at C-PHONE, which is why Seedling has worked for the past six months to prevent incumbent management from destroying C-PHONE once and for all.

         In my opinion, C-Phone retains enough cash and other assets to actively pursue opportunities in newer, more attractive businesses. However, despite Seedling's repeated attempts to both invest new capital in C-Phone at a price substantially above the market price of C-Phone's shares and effect a restructuring and strategic transformation of the company, C-Phone's incumbent management has spurned our offers and chosen a path of corporate termination. C-Phone's Board has recommended that the company be liquidated and what remains of C-Phone's cash and other assets after expenses be paid to shareholders at an unspecified time in the future. C-Phone's management has publicly stated that the most shareholders can expect is $0.03 per share. Since many shareholders bought their stock between $5 and $10 per share and since the company has raised over $28M since 1994, this amount is a pittance and an insult to shareholders. It is a complete and total admission of defeat by incumbent management, and would effectively take away from C-Phone's shareholders their one last hope to recoup their investment.

         We firmly believe that C-Phone's Board and management team are shirking their fiduciary duty to their shareholders in not pursuing other opportunities in lieu of corporate suicide. They have called a special shareholder meeting and are already attempting to convince shareholders to vote for the destruction of the company. We believe that the best way -- and perhaps the only way -- to maximize shareholder value at this point is to vote AGAINST amending C-Phone's charter to allow a majority vote to dissolve the company and to vote AGAINST the sale of C-Phone's remaining physical assets to Motion Media and the consequent liquidation of the company.

         Furthermore, a vote AGAINST these two motions set forth by incumbent management will be the start of C-Phone's turnaround. What is best for C-Phone is a campaign to replace the current Board of Directors with an independent slate of Directors who are willing to make the decisions necessary to return value to C-Phone's shareholders. Although any new board and management team cannot guarantee that C-Phone's share price will return to the values at which current shareholders purchased their shares, Seedling is confident that any directors and managers it has a role in selecting can achieve value substantially above the maximum of $0.03 that incumbent management has offered. C-Phone' s incumbent management group and Board may not have the fortitude to work to turn their company around, but Seedling does."

         Seedling Technologies Corporation owns 0.1% of C-Phone's common stock, and has announced its intention to put forth a proxy campaign favoring the rejection of the permanent dissolution of the company.

         C-Phone's last Annual Meeting was held August 4, 2000. According to New York State corporate law, if no meeting is called to elect members of the Board of Directors within 13 months of the previous election of the Board of Directors, shareholders can demand a special meeting to reelect the current Board or replace it.

         Seedling Technologies benefits from two-way communications with other C-Phone shareholders regarding their views of the current Board and possible alternative board composition and members. Shareholders can contact Seedling at the address listed below; contact is encouraged, irrespective of the size of an investor's holdings in C-PHONE.

                        SEEDLING TECHNOLOGIES CORPORATION
                             attn: DOUGLAS B. SPINK
                         519 SW Third Avenue, Suite 805
                               Portland, OR 97204
                              Phone: (800) 893-8894
                            Facsimile: (800) 893-8895
                            Email: doug@seedling.net


AN IMPORTANT MESSAGE TO THE SHAREHOLDERS OF
C-PHONE CORPORATION FROM SEEDLING TECHNOLOGIES CORPORATION

Dear C-Phone shareholder:

         I am writing to you as a fellow shareholder in C-Phone Corporation. Seedling Technologies Corporation owns 10,100 shares, or 0.1%, of C-Phone. As you may have read in C-Phone's announcements on file with the SEC, the incumbent management of C-Phone wants us to believe that the best way to maximize our shareholder value is to kill the company and return to the shareholders a pittance - less than $0.03 per share. This amount is to be given back to us, the shareholder, only after incumbent management has paid in advance for three years of insurance designed to indemnify themselves against any future shareholder lawsuits. In fact, they want to spend more of our money paying for their own insurance protection than they return to the shareholders themselves. This is an outrage.

         Seedling understands that, acting together, we shareholders can and will chart a far better path for our company than that set forth in the defeatist, self-serving, and indefensible plan being pushed by incumbent management. In this letter, I would like to share Seedling's thoughts and plans directly with you. I hope that, over time, you will share your thoughts with us, as well.

         We believe that the C-Phone's shareholders share a common goal: the maximization of the intrinsic value of the Company. It is our position that the facts demonstrate clearly that C-Phone' s incumbent management team and Board of Directors have placed their personal goals and agendas above their fiduciary duty to us, the shareholders. They have even gone as far to claim that the best they can do for shareholders is liquidate the company and use our money to pay for three years worth of indemnity against almost any legal action that we, as shareholders, may wish to pursue against them for their failure to responsibly manage our company and its resources in the past.

         If C-Phone' s Board was truly acting in the interest of shareholders, why would their first and overriding priority be the gerrymandering of a plan to shut our company down in order to prepay their personal defenses against potential shareholder lawsuits?

         Fortunately for all of C-Phone's shareholders, who are in fact the true owners of the company, C-Phone's Board of Directors needs our permission to kill our company. Furthermore, they need the agreement of 2/3 of C-Phone's shareholders to do so.

         As part of their plan to dismantle our company, they are encouraging you to vote for an amendment to C-Phone's corporate charter that would allow a mere majority (over 50%) of shareholders to vote for sale of all of C-Phone' s assets and termination of the company. The reality is that, under this scenario, management would only need to convince 36.01% of outside shareholders to vote for the sale and dissolution of our company. This is because insiders currently control approximately 14% of issued and outstanding shares. It is these insiders who stand to benefit exclusively from their termination plan and prepayment of insurance premiums, just as they have all personally benefited as our company has seen its share price drop 99.8% under their leadership. We believe all the insiders will therefore vote for termination of C-Phone forever, which is why your vote is so important to the company and the future of your investment.

         Blocking the first step in this plan - incumbent management's proposal to modify our company's bylaws to ease the termination of our company - effectively blocks the termination itself. Voting against both the amendments and the termination sends a strong message to incumbent management: we do not trust you to run our company any more, or make decisions for us, as your decisions in the past have all but wiped out our investment and our company itself.

         As for dissolving C-Phone, it is just not possible to see how shutting our company down permanently and returning less than 0.8% of the capital invested in it to date to shareholders is in the best interest of the company's real owners. Despite incumbent managements claims to the contrary, C-Phone is not dead, and pennies a share (or, more likely, nothing at all) is not the best that we as shareholders should expect from the leaders we have entrusted to look after our interests.

         A careful examination of incumbent management's proposal for permanently terminating our company and their public filings to date caused Seedling to develop a host of items that any independent shareholder will certainly find objectionable:

         o A majority of the Board of Directors have significant, non-resolved conflicts of interest in regards to the Motion Media transaction and dissolution plan and therefore in no way can be considered capable of making an unbiased decision in regards to the proposed transaction.

                  First, Former President Daniel Flohr and his wife Tina Jacobs
                  - who are both still voting C-Phone Directors - stand to personally profit handsomely from the sale of assets to Motion Media. Specifically, Motion Media has agreed to assume the lease for C-Phone's Wilmington, North Carolina facility (which is personally owned by Mr. Flohr and his wife) upon completion of the sale transaction. The terms of the lease were never disclosed in C-Phone's Preliminary Proxy Statement; however, the lease price as of C-Phone's last 10K filing was approximately $75,000 per year, an amount that may well have increased.

                  Second, Stuart Ross - a voting Director and Vice-President of C-PHONE - has been offered a lucrative position at Motion Media upon the completion of the transaction. Should the sale and consequent dissolution of C-PHONE go through, according to C-Phone's proxy statement "(w)e currently anticipate that Mr. Ross would be terminated by us following the closing of our sale to Motion Media, in which event Mr. Ross would be entitled to severance," which according to C-Phone' s proxy would consist of $65,000, in addition to the salary and signing bonus he would receive from Motion Media.

                  Thus, three of the five Directors voting on the disintegration of our company stand to personally benefit financially from the consummation of the C-Phone/Motion Media deal. The fact that the majority of the C-Phone Board of Directors stands to gain financially from the completion of the Motion Media deal undermines any claim by the Board that they are acting in the interests of shareholders.

                  Further, we believe that, because certain Directors had a personal interest in the success of the Motion Media deal, the Board never seriously considered any other alternatives for C-Phone, notwithstanding the Company's public statements to the contrary. Instead of seeking to maximize the value of our company, the C-Phone Board of Directors have simply maximized their own personal returns to the direct detriment of every legitimate shareholder of C-Phone.

         o We believe that a $0.03 per share return to C-Phone's shareholder's hard-earned investment is inherently unfair. If you agree to C-Phone's proposals, you guarantee the most you will ever receive for any money you have invested in C-Phone is $0.03 per share.

                  Furthermore, under management's proposal, there is no assurance that you will ever receive any money whatsoever. In fact, the soonest you can expect your distribution is one to three years from now. The $0.03 per share number is the maximum shareholders can hope to receive, and we doubt that shareholders will receive anything at all.

                  Adding insult to injury, C-Phone's management cannot guarantee that you will keep even this pittance if in fact it is ever disbursed at some point in the indeterminate future. According to their proxy statement, should C-Phone require additional capital to pay unforeseen liabilities, C-Phone shareholders will be required to return what little they may have received from C-Phone.

         o What is especially egregious in Seedling's opinion is the large portion of our money left in the company that is earmarked by incumbent management for three years of prepaid D&O (Directors and Officers) insurance for CEO Paul Albritton and the rest of the Board of Directors and executive group. Directors and Officers insurance insures individuals - not companies - against financial liabilities arising from civil actions and suits regarding decisions made by directors personally during their tenure.

                  Although they will not disclose exactly how much they will spend on D&O insurance, we estimate the cost of such insurance to be approximately $100,000 per year based on our own research into market prices for such insurance. If three years of such insurance costs $300,000, shareholders will receive less in distributions than the Board has spent to protect itself from those very same shareholders. Thus, shareholders are being asked to cut their already miniscule cash equity in half to guarantee that C-Phone's management group will never be held personally accountable for the decisions and mistakes they have made or will make, including the decision to liquidate the company. We believe that this is inherently unfair and against shareholders interest. Management should not be given a free pass at our expense.

         o Management is pushing C-Phone's shareholders to make a snap decision regarding the future of our company and our investment when, in Seedling's opinion, a responsible board would take due care and ensure that they had exhausted all possibilities before taking the last-ditch and irreversible step of liquidating the company forever.

                  Seedling believes that completing the Motion Media transaction and liquidation of the company quickly serves no one's interests except those of the Board members. Furthermore, management constantly cites the need to preserve cash as a motive for having turned down numerous other options in the past, and they state that a shareholder vote against their ill-advised proposals will lead to management depleting our remaining assets and exhausting all funds available to shareholders. This is inherently disingenuous; if incumbent management wanted to save cash, they could have shuttered operations almost nine months ago when they came to the belated realization that they had failed in their efforts to bring a viable product to market. Instead, incumbent management has continued to pay themselves and their employees for months while putatively considering other options. Then, other options have been rejected out of a fear of spending cash. It is a sadly circular argument that has left C-Phone in a precarious position in spite of Seedling's efforts to save the company for the last six months running. Since January 1st of this year, C-Phone's management admits to have spend over $1,100,000 of our money - even though they company was essentially shut down in early January. That is 4.7 times more than they say they will ever return to us shareholders in a best-case scenario, years in the future.

                  Seedling cannot help but conclude that in rushing shareholders to vote on their biased proposal, C-Phone' s current management group is attempting to force a decision that should never have been required in the first place.

                  Furthermore, management's claim to be trying to save cash have been repeatedly and consistently contradicted by their own actions. C-Phone's Board announced in November of 2000 that they had come to the decision that the video conferencing business was not a sustainable market. However, since that time, instead of shuttering the business and minimizing costs so as to guarantee themselves the time and financial resources to seek out the best possible alternative for C-Phone's shareholders, they have continued to accrue expenses at a high rate. As of February 28, 2001, C-Phone had assets of approximately $1.6 million dollars. However, instead of conserving these assets for the benefit of shareholders, C-Phone's management has chosen to spend the majority of it, which is strange considering the fact they have decided to close the business. For example, they have incurred operating expenses of $733,000 and allocated $988,161 for liquidation expenses. They have maintained a highly-paid executive team and until July of 2001, President Paul Albritton paid himself $12,500 per month. Paul Albritton and the rest of the Board will continue to be paid even after the company is liquidated so they can decide when to return your pennies to you. They have the power to decide when you will get your pennies, and the longer they hold your money, the longer they will get paid. Despite their claims to be interested in saving cash, they are burning it at rate that is in direct contradiction to their goals. It seems that the only thing they refuse to do for cash reasons are actions that would benefit shareholders, such as staying current with SEC filings and maintaining a NASDAQ and/or OTC bulletin board listing, and hiring an outside entity to advise or oversee the sale of C-Phone's assets. They certainly are not cheap or economical when it comes to the prepayment of D&O insurance or their salaries.

         o Seedling also concludes that C-Phone's current management group is using unconscionable scare tactics in a disgraceful attempt to coerce shareholders into supporting the permanent liquidation of our company. They have stated that should shareholders fail to approve their proposals "(i)n such an event, and because we have determined that the video conferencing business is not a viable business for us with our limited resources, we will continue to attempt to liquidate our assets, to the fullest extent practicable, without shareholder approval."

                  They further go on to threaten that, should they fail to find other suitable transactions, the "cost of continuing to maintain our existence [sic] will, in all likelihood, deplete, in time our then remaining assets. If such were to occur, no distribution would be made to shareholders and shareholders would lose their entire remaining investments in us."

                  This in our opinion is a clear and shocking threat - essentially saying to us that if we choose to not vote with incumbent management, they will attempt to sell the assets anyway- directly going against the demonstrated wishes of the majority of C-Phone shareholders. Such statements, consciously displaying an intent to flout shareholder wishes and willingness to brazenly use threats in the process, seriously tarnish any claim by the Board to be acting at the direction of their shareholders, who in fact own and should control C-Phone.

                  Management has also stated that "before distribution of our remaining net assets to shareholders pursuant to the Plan of Dissolution, we may be sued or threatened with suit by a creditor, shareholder or other party that seeks to obtain a "greenmail" payment for permitting the Plan of Dissolution to be implemented. In such event, we would expend corporate assets to defend against such a threat or actual lawsuit if we believed that the claims against us were without merit. Doing so would almost certainly delay, diminish or even preclude any distribution to shareholders."

                  We believe this is a desperate attempt to label any outside shareholder seeking to oppose the Board as a "greenmailer." This statement also seems to state that any action taken by an outside party would jeopardize shareholders distributions. It is our opinion that this additional thinly-veiled threat is designed to intimidate shareholders into ignoring good-faith efforts (including Seedling's) to oppose the permanent destruction of C-Phone.

                  If current management had done an adequate job running our company, they would not be facing angry shareholders. Seedling owns a modest number of shares in C-Phone and does not seek - and in fact would not benefit materially from - a so-called "greenmail" scenario. This clear attempt to smear Seedling or other independent shareholders is indicative of our experience in the past six months as we have worked to turn around C-Phone for the benefit of all C-Phone shareholders, not just fortunate insiders. Rather than balanced and reasoned responses, we have received only prevarication, dissimilation, threats, stalling tactics, and evasion.

         o We have serious concerns about the fairness of the sale of the videoconferencing assets to Motion Media. Specifically, we find it troubling that there was no outside, third party advising C-Phone' s Board on the sale of their assets. C-Phone even admits that retaining a third party such as an investment banker is the usual practice for such a transaction - which is true. However, the current Board decided that they did not want to engage the services of an independent banker for the sale of the company's sole material assets, the development of which consumed over $27 million of shareholder investment. Management claimed that hiring an investment banker was not cost justified; since many smaller investment banks are compensated principally on a contingency basis (paid as a percentage of funds realized in the sale, for example), we believe the real reason for the Board's decisions to skip this critical step has more to do with their own personal goals and little or nothing to do with saving cash.

                  Management also stated that, because of its size, C-Phone would have trouble finding a "competent and interested" investment banker or advisor. Seedling has bought and sold companies larger and smaller than C-Phone and had no problem finding outside advisors on a cost-effective basis. This statement, again, does not hold up under scrutiny. Why is the Board not willing to engage a neutral expert?

                  The Board also decided not to even hire an outside party to offer a "fairness opinion" on whether or not the purchase price of C-Phone's assets was fair from a financial perspective, instead claiming that "our Board was able to independently reach such conclusion (that the purchase price was fair) and to determine that, under the circumstances, the sale of our video conferencing business is in the best interests of our shareholders."

                  Seedling simply cannot see how a Board that includes insiders with dramatic and unresolved conflicts of interest can be trusted to "independently" conclude that the sale of assets that over $27 million was spent to develop for less than $1 million is in shareholder's best interest. Any outside opinion regarding the price for C-Phone's assets would have been comforting; instead, we have nothing other than the word of the Board and management group that has presided over $18.8 million in losses since 1997 and a 99.8% loss in share price. This is not comforting, nor appropriate.

                  New York law does not permit shareholders appraisal rights in conjunction with the Motion Media sale and the dissolution of the company; thus shareholders are given no choice but to accept the promises of management that the deal in front of shareholders is the best one possible. Seedling knows that better transactions have been turned down by this very same Board, when it became clear that the Board would not personally profit from alternative transactions.

                  A vote against management's proposal is a choice you can make. It is a vote to conserve our company and its remaining resources, and to allow a better-qualified management team to run our company and grant us the opportunity to earn back some or all of our losses under previous management.

         o Although the videoconferencing assets of C-Phone are to be sold for approximately $1 million, only a small portion of this purchase price will ever find its way back to the company and, eventually, to shareholders. Motion Media is currently operating the video conferencing assets of the company and profiting from their use (and has apparently been doing so for the past seven months), while C-Phone's shareholders are being charged for the expenses of their operation.

                  According to C-Phone's Proxy Statement, upon liquidation of the company, shareholders will be charged for all operating costs prior to closing of the sale. An estimate provided in the Statement of these costs is $733,136. Therefore, the sale of all of C-Phone's operating assets will net shareholders a paltry $233,000 net of expenses. Seedling cannot see how any deal that lets Motion Media profit from C-Phone's assets while shareholders bear Motion Media's cost of operations can be good for C-Phone and its shareholders.

                  In Seedling's opinion, a management team truly interested in conserving cash would not continue to bear the operating costs of a business they know is not profitable. Why do they still pay the salaries of their workers? Why are they still paying their chief engineer and other well-compensated officers? Why are still leasing facilities? If management was serious about saving cash and looking after shareholder value, they would have shut their facilities and sold their equipment in a transaction that does not underwrite the operations of said assets.

                  Furthermore, even after the liquidation of the company, shareholders will have to bear the costs of maintaining a management team, a board of directors and the cost of trustees and other administrative costs of creating a liquidating trust. Such behavior leads Seedling to believe that management's main goal is in fact the depletion of all C-Phone assets and the expedient death of our company. Apparently, this unfortunate scenario serves their personal needs and thus is the only path they are willingly to voluntarily undertake without being voted out of office by their own shareholders.

         o Seedling does not believe that C-Phone has ever made a good faith attempt to find a purchaser for the rest of the company, net of the videoconferencing assets. In their public filings, C-Phone's incumbent management group stated that in November of 2000 "we also announced that, while we are still seeking a business combination for the remainder of the company without the video conferencing business, the likelihood of our success in these endeavors was remote." Seedling has several objections to this characterization.

                  For one, it suggests that management was predisposed towards believing that the sale of the rest of the company was unlikely even before they started to seriously entertain offers. This is a defeatist attitude, or worse.

                  In fact, Seedling Technologies Corporation offered in March of 2001 to invest $1.27 million cash in C-Phone, at a 48% premium to C-Phone's then current market price, in exchange for approximately 10 million shares of C-Phone's common equity. Our offer would have represented a 64% increase in book value per share. Yet C-Phone's management asserted that it could not determine that such an offer would be in the interest of shareholders. Our offer also contemplated the sale of assets to Motion Media in accordance with the previously signed agreement. Instead of a $1.27 million cash infusion with an increase of $0.07 per share in equity, the Board has now determined that liquidation with a maximum "possible" return of $0.03 per share is in the best interests of shareholders. We think this position is indefensible.

                  It is Seedling's position that by turning down the deal with Seedling, C-Phone's Board failed in their fiduciary responsibility to maximize shareholder value. With Seedling's recapitalization, C-Phone's commons shares would have had a value of approximately $0.11 a share based on cash on hand. Furthermore, C-Phone would have had a new board and management team willing and capable of turning C-Phone around. However, after the failure of the deal C-Phone's shares continued to languish around $0.04 a share before falling to their current $0.025 per share (the price as of July 30, 2001).

                  Seedling simply cannot see how choosing a course of corporate termination versus letting a new team with the cash and the desire to turn around C-Phone could ever serve shareholder interests. It is Seedling's belief that C-Phone' s management team never had any true intention of pursuing an investment from Seedling; rather, they were only stalling to buy time while they finalized their plans to sell their assets to Motion Media and forever terminate C-Phone.

         o C-Phone's shareholders have not been presented with other options for their company besides liquidation. One plan, although not optimal for C-Phone investors, would be participating in a "reverse merger" in which a public shell, in this case C-Phone, would acquire a non public company. The private company becomes public and the shareholders of the shell retain a substantial stake in the new company.

                  However, despite claiming to give consideration to a reverse merger, C-Phone's management team seemed to dismiss outright such a transaction, no matter how much better it might be for the shareholders versus a termination of the company. C-Phone's preliminary proxy filing states: "Most (and, perhaps, all) of such potential acquirers wanted our cash resources and appeared to have limited financial resources and operating history, lack of depth of management and generally poorly- defined future plans, or if interested only in our "public shell," without our cash assets, poorly defined goals, which needed to be better focused before they would be ready to negotiate a transaction with us. Given the limited time available to locate an appropriate acquirer for our "public shell," perform adequate due diligence and then negotiate a favorable transaction, our Board anticipated that such a transaction did not then appear to be feasible."

                  This circuitous statement does not stand up to scrutiny, and again speaks more to management's single-minded drive to shut down C-Phone than it does to any concerns about a viable turnaround transaction.

                  There simply is no time constraint that requires management to reject further searching for transactions that would offer shareholders something besides the hope of $0.03 cents three years in the future. If incumbent management had lowered or eliminated its continuing burn rate, the company would have had the time and cash resources to actively continue the search for potential transactions. Under this scenario, share prices should not go down, since C-Phone trades below its cash value as of July 20, 2001. Since the Motion Media transaction came to management's attention at the same time of the preceding announcement, we cannot help but to speculate that management wanted to quickly eliminate all other potential options with the end of pushing one that benefits members of the Board more than the shareholders.

                  We also do not understand why C-Phone's management would dismiss public shell transactions out of hand. Their statement that "most (and, perhaps, all)" potential acquirers were lacking direction and wanted their cash, seems to illustrate an inherent bias of management against such transactions, a bias that is unfounded. Many strong, historically profitable companies, such as Waste Management, came into being through reverse mergers.

                  Seedling sees nothing wrong with potential acquirers using C-Phone's cash to build a sound company in which every shareholder benefits. If a company can use C-Phone's cash towards creating a profitable company, that is certainly a better use than paying for D&O insurance for C-Phone's management and underwriting Motion Media's operating costs. C-Phone raised over $28 million dollars and at the end can only offer shareholders $232,924 - at most. If someone else can offer the potential to create profits and shareholder value in exchange for C-Phone's remaining cash, surely this is superior to a couple of pennies a share in one to three years best-case.

                  It is ironic that C-Phone's management would turn down companies for "appear(ing) to have limited financial resources and operating history, lack of depth of management and generally poorly-defined future plans," when such a description seems to characterize C-Phone's current position. If C-Phone's management truly applied these criteria, they would have resigned outright years ago as their own failure to build a company despite tens of millions of dollars of investor cash became clear. It is unfortunate for C-Phone's shareholders that incumbent management judges itself competent despite their proven track record of failure.

                  Seedling finds it disturbing that C-Phone's management did not give out the names or more specific descriptions of the companies they rejected. They have effectively given us no choice but to take their word that they are looking after our interests. However, in the light of their conflicts of interest, contradictory and inaccurate statements, and unwillingness to let shareholders decide what is the best future for C-Phone, we cannot help but conclude that such trust has not been earned and thus C-Phone's Board and incumbent management group cannot be trusted to work in the interests of the parties they are duty-bound to serve - the shareholders of C-Phone. In addition, one cannot help to wonder if C-Phone talked to any reverse acquirers at all, besides Seedling. We are skeptical, given their track record of less-than-forthright announcements and self-dealing transactions.

         It is our intent to highlight some of the most significant problems Seedling has identified in the proposals put forward by C-Phone's management team. Our intent is to stress that the incumbent Board are unfit stewards of our company, and that they are currently pushing a transaction that benefits only them at our expense. We believe that C-Phone can and should be saved. It is the only viable path for our company to survive, recover, and grow into the future.

         However, this process requires several steps, the first and most important of which is the rejection of management's attempt to destroy C-Phone forever. After we have defeated management's ill-considered attempt to destroy our company, we will work to replace C-Phone's Board with a new, independent board that will effectively and honestly represent the interests of all shareholders.

         This new Board will cut all non-essential operating costs, reexamine the Motion Media transaction, and search for new alternatives for C-Phone while informing and consulting with shareholders. Seedling will only profit if and when other shareholders profit.

         Though I cannot guarantee that you will recover your entire investment in C-Phone if you vote against the incumbent Board's destruction proposal, I am confident that we will be able to achieve per-share trading prices well above the maximum of three cents after one to three years that C-Phone's incumbent management is promising to you in their proposal.

         We at Seedling have worked for months to save C-Phone, and we are now at a critical juncture in this process. Vote AGAINST the dissolution plan and by-laws amendment, and by doing so vote in favor of a future for C-Phone. Seedling will continue to support the company every step of the way, and we will fight to create something of real value here in spite of the challenges ahead.

REMEMBER: THIS IS OUR COMPANY! WE HAVE THE RIGHT TO INSIST THAT OUR BOARD ACTIVELY SEEK TO MAXIMIZE SHAREHOLDER VALUE! DO NOT LET THEM TAKE THE FINAL CHANCE FOR PROFIT OUT OF YOUR HANDS FOREVER.

                   On behalf of Seedling Technologies Corporation, Douglas B. Spink
August 2, 2001


Seedling Technologies Corporation is a participant in the solicitation of proxies from shareholders of C-Phone Corporation for use at the Special Meeting of C-Phone shareholders to be held in September of 2001.

Investors are advised to read the Seedling's preliminary proxy statement and definitive proxy statement when they become available, because these documents will contain important information. Investors may obtain a free copy of the preliminary and definitive proxy statements (when they are available) and other documents filed by Seedling with the SEC at the SEC's internet website at www.sec.gov. The preliminary and definitive proxy statements (when they are available) and such other documents may also be obtained free from the Seedling by directing such request to the Seedling Technologies Corporation at (800) 893-8894.

                                 ABOUT SEEDLING

         Founded in 1999, Seedling Technologies Corporation (OTCBB: SEED) and its operational subsidiaries define, develop, and deploy technology solutions via recapitalizations and turnarounds of existing companies. Seedling identifies opportunities in the technology and telecommunications sectors and either develops these projects internally or matches them with existing companies, thereby acting as a catalyst for growth and profitability. Our portfolio development projects and client engagements take various courses, from the nurturing of early-stage technologies through mergers and business development consulting and all the way to outright acquisitions of existing companies.

         Additionally, Seedling acts as a catalyst to revive the operations of troubled public technology companies, both in friendly transactions and in hostile tender, proxy, and consent solicitation scenarios.

         When Seedling decides to acquire or partner with a company, we first seek to enter into a transaction in a friendly manner. Seedling seeks to work constructively with management teams to structure transitions in a smooth and shareholder-friendly process. However, if Seedling's overtures are rebuffed or if Seedling concludes that incumbent management is being materially disingenuous in its negotiations, Seedling can and has used other means to facilitate shareholder friendly change, including hostile tenders, proxy contests, and consent solicitations.

         Our overriding concern is with shareholder value creation and management. Sometimes, the path to shareholder rights enforcement is a rocky one, and conflict results. In these situations, the "no action" option is often highly unattractive to existing shareholders who have seen essentially all of the value of their investment dissipate under incumbent management. Hostile scenarios are complex and noisy affairs, but outright failure through lack of action is always more painful to existing shareholders of deeply troubled companies - irrespective of the outcome of a control contest. Forcing change is preferable to slow, predictable failure via inaction.

         Seedling's goal for C-Phone is the creation of long-term profitability and shareholder value. Seedling buys and earns equity positions in target companies and when we are successful in executing turnarounds and restructurings we profit alongside other outside shareholders. Seedling does not "strip" target companies of assets or cash; we rebuild companies into stable, profitable economic entities and earn returns for our own shareholders through the win-win restructuring of troubled companies. We only profit if all shareholders profit, which does not appear to be true of C-Phone's current Board Members.

         Douglas B. Spink is Seedling's Chairman and CEO. Mr. Spink is a specialist in early-stage investments in technology companies and complex corporate turnarounds in public-company environments. He founded Strategicus Partners, Inc., a technology consultancy that was acquired by Stonepath Group (AMEX: STG) in mid-1999, at which point he joined the Board and became Chief Technical Officer of this technology investment company. After leaving Stonepath, Mr. Spink led a shareholder group which successfully compelled Stonepath's Board to change their money-losing business model. Press releases regarding Mr. Spink's efforts can be found on Seedling's website at www.seedling.net.

         Mr. Spink has invested in, co-founded, or served as an advisor to more than a dozen successful technology companies, including webmodal.com (cofounder, former Board member), assetexchange.com (advisor, investor), and metacat.com (founder, investor, and Board member). Prior to Strategicus, Mr. Spink founded and served as CEO of Athletica Endurance and Timberline Direct, a sports nutritional and direct marketing company, respectively. He sold both of these companies to a large Northwest retailer in 1998. Doug was formerly a consultant with the Boston Consulting Group and a database marketing analyst at Leo Burnett & Co., where he consulted with Fortune l00 companies.

         Doug earned his MBA in marketing from the University of Chicago, and his BA in cultural anthropology from Reed College, and is currently studying for his Ph.D. in Systems Science at Portland State University, with a research focus on quantitative theories of consciousness. He is an active rock climber, ultramarathon distance trail runner, BASE jumper, and Muy Thai kickboxer. He also owns Timberline Farm LLC, an importer and breeder of Grand Prix showjumping Holsteiner horses, which he rides competitively. He is married with four children, and lives in Gaston, Oregon.

         Paul Peterson is Seedling's President and a member of its Board of Directors. Mr. Peterson is a specialist in corporate finance, credit and asset management, investor relations and business development. He has served his clients, employers and shareholders well in such challenging positions as Vice President of Discover Mortgage Bank, where he managed cross-collateral lending on securities and real estate, President of Investors Network Corporation, a Honolulu-based venture capital firm, Vice President, Corporate Finance of Wall St. Financial, a publicly-traded investor and holding company, Financial Consultant for Merrill Lynch in Honolulu, where he also directed Merrill Lynch Credit Corp. operations and Merrill Lynch International Bank in Osaka, Japan where he served institutional clients in asset and credit management.

         Mr. Peterson has a Masters degree in International Business Management from Kansai University of Foreign Studies in Osaka, Japan, and undergraduate degrees from the University of Minnesota and St. Thomas College in Foreign Languages, Linguistics, and International Business & Economics. He speaks, reads and writes fluently in Japanese, Mandarin and Russian, is an avid surfer and scuba diver, a world-class competitive trap & skeet shooter, an aerobatics flight instructor in powered aircraft and gliders, and an accomplished mountaineer.

         Any C-Phone shareholders or other interested parties may contact Seedling with any questions or comments between 7:00AM and 9:00PM PST at:

Douglas B. Spink
Chairman and CEO
Seedling Technologies Corporation
doug@seedling.net

519 SW Third Avenue, Suite 805
Portland, OR 97204

Phone: 800-893-8894
Facsimile: 800-893-8895
International: 503-294-6401

You are also welcome to visit our website at www.seedling.net.

                        SEEDLING TECHNOLOGIES CORPORATION
                                DOUGLAS B. SPINK
                         519 SW Third Avenue, Suite 805
                               Portland, OR 97204

         This does not constitute a request for a proxy. You will receive a definitive proxy statement the same time as a proxy is requested from you.

We would like to hear from you. We would appreciate it if you would take a few minutes to fill out the information requested below. Thank you for your time and cooperation.
---------------------------------------------------------------

SHAREHOLDER INFORMATION

NAME:         ______________________________________________________
FIRM:         ______________________________________________________
ADDRESS:      ______________________________________________________
CITY:         ________________________STATE: ____ZIP: ______________
PHONE:        ____________________________FAX: _____________________
EMAIL:        ______________________________________________________

I HOLD MY C-PHONE SHARES THROUGH:

--------------------------------------   ---------------------------
 (NAME OR BROKERAGE FIRM OR BANK)          (NUMBER OF SHARES OWNED)

STOCK BROKER OR FINANCIAL ADVISOR INFORMATION

NAME:         ______________________________________________________
FIRM:         ______________________________________________________
ADDRESS:      ______________________________________________________
CITY:         ____________________STATE: ____ZIP: __________________
PHONE:        ________________________FAX: _________________________

COMMENTS:     ______________________________________________________

              ______________________________________________________


PLEASE MAIL THIS FORM TO OUR ATTENTION AT THE ADDRESS INDICATED ABOVE IN THE STAMPED ENVELOPE PROVIDED IN THIS MAILING. IF YOU PREFER, YOU MAY FAX IT TOLL FREE TO SEEDLING TECHNOLOGIES CORPORATION AT (800) 893-8894; ATTN: MR. DOUGLAS SPINK